Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8, of our report dated April 15, 2022 with respect to the consolidated financial statements of Marijuana Company of America, Inc. as at December 31, 2020, and at December 31, 2021, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, as included in the Annual Report on Form 10-K of Marijuana Company of America, Inc. for the year ended December 31, 2021, as filed with the United States Securities Exchange Commission (“SEC”).

/s/ L&L CPAs, PA
L&L CPAs, PA

Certified Public Accountants
Plantation, FL
September 14, 2022